EXHIBIT 99.1

Transcript of Question and Answer Session
Analysts International Corporation
Earnings Conference Call - February 23, 2006

Operator:
Thank you. The call is now open for questions. If you do have a question, please press star one on your telephone keypad at this time. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. Once again, that is star one for any questions at this time. One moment while I poll for questions.

Our first question is coming from Ben Stoller with HS Capital. Please go ahead.

Ben Stoller:	Hi guys. How are you?

Jeffrey Baker:	Good. How are you, Ben?

Ben Stoller:	Good. Congratulations on the quarter a return to profitability here.

Jeffrey Baker:	Thank you.

David Steichen:	Thanks.

Ben Stoller:
Great job. Just, in the earlier part of the discussion you were talking about the tightening margins in the business. From that perspective, does it make more sense for us to be part of a larger organization? And, obviously not at these current prices but as the stock appreciates, what will the process be internally at looking at different opportunities?

Jeffrey Baker:
Well, I think we do agree that it, with the tightening margins having that additional size and scale ultimately creates more shareholder value. The process we'll go through, as we've done in the past, is we look at a whole variety of transactions, whether they be acquiring businesses, merging with businesses or even, you know, looking at possibly sales of the business if that's what's in the right interest of the shareholders. We go through it from a perspective of looking at it from a number of dimensions, not just purely financial driven, but also looking at the interest of all the stakeholders here and we've got an independent group within our board that takes a look at that at least quarterly.

Ben Stoller:	Okay, great. Thanks. Good job.

Operator:	Thank you. Our next question is coming from Rick Dauteuil with Columbia Management. Please go ahead.

Rick Dauteuil:
My question relates to back in October when you guys announced the restructuring that you were taking. You thought you'd see roughly a run rate of $5 million on cost savings. Do you think you've achieved that, and when will we be at that kind of run rate?

David Steichen:
Yeah, I think we've achieved the $5 million run rate during the fourth quarter. The -- You'll see if you look at the comparison of operating expenses from the fourth quarter to the third, there's a $2.2 million decline there. The third quarter, obviously, had some expenses in it that weren't recurring type of expenses, but from that third quarter I think we've reduced those costs by a run rate of $5 million.

Rick Dauteuil:	Is there any incremental effort to reduce costs beyond what we see from Q4?

Jeffrey Baker:	Not in the sense of a restructuring, but certainly as we focus on this business improvement we're looking at ways to always lower costs or use the costs that we have much more effectively.

Rick Dauteuil:
The Solutions, you sound a little more optimistic about the Solutions end of your business and the pipeline that's related to it. Can you refresh me on the margins in that business, I guess, versus the Staffing side of the business?

Jeffrey Baker:
Sure. The margins on the Solutions business are around in the mid-20s. We are feeling a lot more optimistic about that. You know, we went through a lot of kind of realigning that Solutions business last year, getting it focused around a handful of technologies and areas where we felt were really, one, aligned with where our core strengths were; two, were consistent with what clients were looking for from us; and three, we had some strong alliance partners around which helped foot the bill in many of the marketing and growth campaigns that you go after. So we've -- we're feeling pretty good about that one. So I think -- I think we are pretty positive.

And the 23 is a blended rate which includes the product stuff we do in there. If you look at just the service element, it's more in the low to mid-30s.

Rick Dauteuil:
Product levels have had their ups and downs over the recent past. Is -- Do you feel -- Is this still a lumpy business, or is it likely to be consistent with what you're seeing on the growth on the Solutions side?

Jeffrey Baker:
For the foreseeable future, we think it's going to be pretty consistent still because we are, you know, we're tied to some products that are pretty hot right now and we're able to get pretty respectable margins on that stuff. In the past, you know, when you get -- a lot of times, hardware margins get so slim that it's really just not worth your effort to focus on that, but I'd say for the last, at least the last nine months if not 12 months of last year as well as going into this year, we've been able to get, you know, attractive enough margins off that where it's certainly worth the effort to do that.

Operator:	Thank you. Our next question is coming from Ed Greigaicis with Technical Solutions. Please go ahead.

Ed Greigaicis:	Yeah, Jeff. I have a couple questions for you here. Could you give any guidance for fiscal year 2006 in terms of revenue and earnings?

Jeffrey Baker:
We're not going to give guidance on the entire year. We tried that last year and then got caught up with the merger and really missed the boat on that, so, you know, we're going to focus one quarter at a time right now and see if we can't get that right.

Ed Greigaicis:
Okay. As far as you mentioning engaging another, you know, either a merger or for some sort of consolidation, waiting until you see some stock appreciation, I think the awareness of Analysts International in the marketplace seems rather low. What steps do you see that you guys might take to increase the awareness from the institutional standpoint, retail, etc.?

Jeffrey Baker:
Yeah, I think now that we've -- we've demonstrated that we're a profitable company not a company that intends to be profitable, we're going to start on a campaign probably in the next few weeks where we're going to reach out to a whole new different community of investors maybe that haven't looked at us in the past, maybe reaching back to some old ones that used to be in here and really going after that. That's something that we've not done intentionally since the merger ended because we wanted to make sure we first got our house in order and had a compelling story to tell before we actually went out there.

Ed Greigaicis:
Okay, and the last question. In the first quarter, you're still projecting revenue between $85 and $88 million, yet you're projecting earnings of somewhere between break-even to potentially a loss of a penny. Again, the revenue is in line with your fourth quarter results but the earnings are lower. Is that because of increased selling and administrative costs in the first quarter, a new (inaudible)?

Jeffrey Baker:
It's a combination of a number of things. I'll let Dave jump in here and say, but you had a couple of things going. One, in the first quarter, we're going to see a drop off of our direct revenue on the Staffing side and you're probably going to be seeing some of that replaced by some indirect revenue which you won't get as much contribution from. On top of that, we'll also see some increase in that G&A just because we have to do that to grow the business for the year. So between a combination of those two I think is really what we're concerned about it dropping back to break-even. Do you have any other thoughts on that, Dave?

David Steichen:
Well, we're expecting too to see a slight increase in the, you know, benefit rates that we accrue. The fourth quarter is -- we were under last year's policies and plans and going into the New Year, we've got an increase of medical costs that we're probably going to be increasing our rate of accrual for, so hopefully a slight drop there.

Ed Greigaicis:	Right. Appreciate your time.

Jeffrey Baker:
I just want to make one clarification also. I think earlier in the conference call, I read the wrong number in my opening remarks of the quarter's revenue and transposed a number there. It was 85.9. It was correct in Dave's section of the call.

Operator:	Thank you. Once again, if you do have a question, please press star one on your telephone keypad. Our next question is coming from John Schwartz with Harvest Asset Management. Please go ahead.

John Schwartz:	Yeah, hi guys. Nice quarter.

Jeffrey Baker:	Thank you.
John Schwartz:
Just quickly on the, kind of again on the guidance for the first quarter, where you're guiding to SG&A expenses being up and you're, you know, noting that you need to report growth. Would it be fair to say that on, you know, the full year you expect to see top line growth 2006 over 2005?

Jeffrey Baker:	Yes, we do expect top line growth and we do expect to be profitable for the full year.

John Schwartz:	Okay. And then, would it also be fair to say that, you know, maybe, given that Q1 is a little seasonally weak, that you would expect to see sequential growth off of Q1?

Jeffrey Baker:
I think that's probably fair, yes. Now if you look at -- if you'll just look at the fourth quarter compared to the third quarter, I mean we're at a much higher run rate going into this year than we've experienced, I think, I believe during any quarter of last year.

David Steichen:	Yeah.

John Schwartz:	Okay, great. Thanks, guys.

Jeffrey Baker:	Sure.

Operator:	Thank you. Our next question is a follow-up coming from Rick Dauteuil with Columbia Management.

Rick Dauteuil:
One thing that I guess some of the competition is doing is they're investing in on the recruiting side given the growth that's particularly on the staffing side of their business. Where do you stand in that, and I guess maybe if you can recap what you did last year on your recruiter headcount, and then what your plans are in the early part of this year?

Jeffrey Baker:
We talked the last year about a lot of the reorganization, restructuring, reengineering we did. We kind of broke our business into different pieces and did them in different orders. We first focused on really the client facing piece to get that right. We're right now taking a hard look at how our recruiting organization functions, how effective it is, how effective it should be and really looking at kind of changing the way that we do recruiting as well. I think last year, our recruiting grew during the first half of the year and then towards the end of the year, dropped off pretty significantly. And the reason we did that is we were really trying to realign recruiting resources around, more around the client base, based on what the client wants, how the client buys. I think it is -- you know, if this year we see the type of growth we expect to see, then we will certainly, you know, look at increasing that but we don't want to get the cart in front of the horse on that one.

Operator:	Thank you. There appear to be no further questions. This does conclude today's teleconference. You may disconnect your lines at this time and have a wonderful day.